                                                                   Exhibit 12.01

Statement of Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                               Nine Months Ended
                                               September 30, 2003                  For the Years Ended December 31,
                                               ------------------      ----------------------------------------------------
($ in 000's, except for Ratios)                                          2002        2001        2000       1999      1998
                                                                       --------   ---------    --------    ------    ------
Fixed Charges:
   Interest Expense                                 $ 26,608          $ 30,873    $ 21,489     $19,790    $12,718   $14,862
   Capitalized Interest                                    -                 -           -       1,913          -         -
   A/R Securitization Costs                            1,022             4,072       2,228       7,060      5,804     3,966
   Estimated Interest in Rent Expense                    911             2,310       4,470       2,700      2,175     1,950
   Pre-Tax Preferred Dividend Requirements               792             1,563       1,845       1,903      3,497     2,303
                                                     -------           -------    --------     -------     ------    ------
Total Fixed Charges                                 $ 29,333          $ 38,818    $ 30,032    $ 33,366    $24,194   $23,081

Earnings:
   Additions:
     Income (Loss) before Taxes                     $(55,479)         $(71,468)  $(275,025)   $(11,050)   $64,733   $38,497
     Fixed Charges                                    29,333            38,818      30,032      33,366     24,194    23,081
     Amort. of Capitalized Interest                       54                73         162          30          -         -
     Distributed Income of Equity Investees                -                 -           -           -          -         -
     Pre-Tax Losses of Equity Investees                    -                 -           -           -          -         -
                                                     -------           -------    --------     -------     ------    ------
                                                    $(26,092)         $(32,577)  $(244,831)   $ 22,346    $88,927   $61,578
   Subtractions:
     Interest Capitalized                           $      -          $      -   $       -    $  1,913    $     -   $     -
     Pre-Tax Preferred Dividend Requirements             792             1,563       1,845       1,903      3,497     2,303
     Minority Interest in Pre-Tax of Subs that
       have not incurred fixed charges                     -                 -           -           -          -         -
                                                     -------           -------    --------     -------     ------    ------
                                                    $    792          $  1,563    $  1,845     $ 3,816     $ 3,497   $ 2,303
                                                     -------           -------    --------     -------     ------    ------
                                                    $(26,884)         $(34,140)   $(246,676)   $ 18,530    $85,430   $59,275

Ratio of Earnings to Combined Fixed Charges and
   Preferred Stock Dividends                               -                 -           -           -       3.53      2.57
Earnings Deficiency                                   56,217            72,958     276,708      14,836          -         -

     For the nine months ended September 30, 2003, and the years ended December 31, 2002, 2001 and 2000, earnings are inadequate to cover fixed charges and the dollar amount of the coverage deficiency is described in the above table.

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             PRO FORMA CALCULATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                       Nine Months Ended         Year Ended
                                                      September 30, 2003      December 31, 2002
                                                      ------------------      -----------------
Fixed Charges:
    Interest Expense                                       $11,200 (a)           $ 17,800  (a)
    Capitalized Interest                                         -                      -
    A/R Securitization Costs                                     -                      -
    Estimated Interest in Rent Expense                         911                  2,310
    Pre-Tax Preferred Dividend Requirements                    792                  1,563
                                                            ------                -------
Total Fixed Charges                                        $12,903               $ 21,673

Earnings:
    Additions:
      Income (Loss) before Taxes                           $ 4,188 (a)           $(67,133) (a)
      Fixed Charges                                         12,903                 21,673
      Amort. of Capitalized Interest                            54                     73
      Distributed Income of Equity Investees                     -                      -
      Pre-Tax Losses of Equity Investees                         -                      -
                                                            ------                -------
                                                           $17,145               $(45,387)
    Subtractions:
      Interest Capitalized                                 $     -               $      -
      Pre-Tax Preferred Dividend Requirements                  792                  1,563
      Minority Interest in Pre-Tax of Subs that
        have not incurred fixed charges                          -                      -
                                                            ------                -------
                                                           $   792               $  1,563
                                                            ------                -------
                                                           $16,353               $(46,950)

Ratio of Earnings to Combined Fixed Charges and
    Preferred Stock Dividends                                 1.27                      -
Earnings Deficiency                                        $     -               $ 68,623

-------------------

(a) To record the effects of the refinancing. Interest expense on the convertible notes is 3.25%. Interest on the term loan is LIBOR plus 300 basis points, decreasing to 275 basis points after six months. Interest on the revolver is at LIBOR plus 275 basis points, decreasing to 250 basis points after six months. Additionally, interest expenses includes an unused facility fee at a rate of 37.5 basis points per annum, letter of credit fees and amortization of deferred loan costs. The average of the 30 day LIBOR was 1.76% for the year ended December 31, 2002 and 1.26% for the nine months ended September 30, 2003. The effect of a 12.5 basis point change in LIBOR would change interest expenses approximately $0.2 million and $0.1 million for the year and nine month periods, respectively.

     For the year ended December 31, 2002, pro forma earnings are inadequate to cover fixed charges and the dollar amount of the coverage deficiency is disclosed in the table above.